Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Agreement”) is made the 18th day of March 2011, by and between CAROUSEL INDUSTRIES OF NORTH AMERICA, INC. (“Buyer”) and JUMA TECHNOLOGY CORP. (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller desires to assign and Buyer desires to assume certain contracts of Seller;

NOW, THEREFORE, in consideration of the premises and of the representations and warranties, covenants and agreements hereinafter made, the parties hereto have agreed and do hereby agree in manner and form as hereinafter set forth:

1.           Assignment of Contract Rights and Assumption of Contract Liabilities. Seller hereby assigns, conveys, delegates and sets over to Buyer (to the full extent assignable and delegable), and Buyer hereby assumes, all of Seller's right, title, and interest in and to, and all of Seller's liabilities, obligations, duties and responsibilities under, each of the maintenance contracts listed in Schedule 1, annexed hereto (the “Contracts”), accruing on or after the date hereof.  Seller shall retain all rights and all liability under the Contracts existing or accruing prior hereto.

2.           Consideration.

(a)           Buyer has paid to Seller an advance against the Earn-out Payment (as hereinafter defined) equal to $250,000 (the “Advance”), $188,284 of which was paid on behalf of Seller on or about January 31, 2011 to fulfill an order for Fidelis Care, a customer of Seller, and $61,716 of which has been paid to Seller herewith.

(b)           The following definitions apply to this Section 2(b):

(i)           “Sales” means revenue from the Contracts in Schedule 1 and from hardware and software sales, maintenance contracts, network design and consulting, and other income, all such revenue and income net of product returns, price adjustments, other customer credits and uncollectable accounts, that is generated from Joseph Cassano, Executive Vice President – Sales and Joanne Cassano, Account Executive and the clients listed in Schedule 2;

(ii)           “Cost of Sales” means all costs of Sales, including, without limitation, all direct costs associated with the design, delivery, installation, repair, and maintaining of products, systems, and related equipment for customers.  Design and Technician direct labor hours are to be costed at a fixed rate of $60 per hour;

(iii)           “SG&A Costs" means salaries and commissions for Joseph Cassano and Joanne Cassano as well as commissions for any other person in connection with Sales, and a payroll tax cost of 7.5% of the total salaries and commissions paid.  In addition, the employer portion of health, dental, life and disability benefits paid on behalf of the employees hired by Buyer that were formerly employed by Seller, all rent and utilities associated with the Long Island office of Seller sublet by Buyer and 5% of Sales to cover all other miscellaneous expenses; and

(iv)           “ Profit” means, for the Earn-out Period (as defined below), Sales minus Cost of Sales and SG&A Costs, even if such difference is a negative number.

(c)           On or before sixty (60) days after the first anniversary of the date hereof, Buyer shall calculate the Profit for such twelve month period (the “Earn-out Period”) and pay to the Seller an Earn-out payment (the “Earn-out Payment”) of 50% of the Profit for such period (if any), minus the Advance and deliver to the Seller copies of all documents, work papers, and spreadsheets used by Buyer to calculate the Earn-out Payment (the “Supporting Materials”).

(d)           In the event the Seller or the Seller's accountants disapprove of Buyer's Earn-out calculation pursuant to subsection (b) above, the Seller shall deliver to Buyer written notice of such disapproval (the "Earn-Out Disapproval Notice") along with the Seller's determination of the Earn-out calculation at issue, within forty-five (45) days after the Seller's receipt of the Earn-out calculation at issue and the Supporting Materials.  In the absence of a resolution of a dispute as to the Earn-Out calculation within forty-five (45) days after Buyer's receipt of the Disapproval Notice from the Seller (or as soon thereafter as practicable), the issues in dispute will be submitted to the Independent CPA for resolution.  If issues in dispute are submitted to the Independent CPA for resolution:  (x) each party will furnish to the Independent CPA their respective Earn-out calculation schedules, the applicable Supporting Materials, and such other work papers, documents, and information relating to the disputed issues as the Independent CPA may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Independent CPA any material relating to the Earn-out calculation and to discuss the determination with the Independent CPA; (y) the determination by the Independent CPA, as set forth in a notice delivered to both parties by the Independent CPA, will be binding and conclusive on the parties absent gross error or fraud; and (z) the party whose determination of Earn-out calculation varied most from the Independent CPA’s determination of Earn-out calculation shall bear the fees of the Independent CPA for such determination.

(e)           Sales, Cost of Sales and SG&A Costs shall be calculated in accordance with GAAP.

3.           Representations and Warranties.

3.1           The Seller represents and warrants that:

(a)           it is duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)           this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligations of the Seller and shall be enforceable in accordance with their respective terms;

(c)           the execution, delivery and performance of this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer by Seller have been duly authorized by all necessary action of Seller and are within the Seller’s corporate powers;

(d)           except as listed on the Schedule of Liens and Encumbrances annexed hereto as Schedule 4, it has good and marketable title to all of the Contracts, free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, options, rights, restrictions or any other interests or imperfections of title of any nature whatsoever; and

(e)           it has obtained written permission from Vision Opportunity Master Fund, Ltd. and Vision Capital Advisors, LLC (together “Vision”) to (1) release the Contracts from collateral held to secure Buyer’s debt to Vision and (2) to file a UCC-3 partial release with respect to the Contracts.

3.2           The Buyer represents and warrants that:

(a)           it is duly organized, validly existing and in good standing under the laws of the State of Rhode Island;

(b)           this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Seller pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligations Buyer and shall be enforceable in accordance with their respective terms; and

(c)           the execution, delivery and performance of this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Seller by Buyer have been duly authorized by all necessary action of Buyer and are within the Buyer’s corporate powers.

4.           Further Actions. Seller shall use its reasonable commercial efforts to obtain all authorizations, consents and permits of third parties, whether private persons or governmental authorities, that may be required to permit the consummation of the transactions contemplated by this Agreement including without limitation consents to the assignment to Buyer of those Contracts which are, by their terms, non-assignable without consent. The arties agree to execute any and all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms of this Agreement.

5.           Miscellaneous. All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication as follows:

To Buyer:	Carousel Industries of North America, Inc.
659 South County Trail
Exeter, Rhode Island 02822
Attention:  CEO
Fax:  401-284-1930

To Seller:	Juma Technology Corp.
154 Toledo Street
Farmingdale, NY 11747
Attention: Anthony Fernandez, CFO
Fax:  631-270-1105

This Agreement contains the entire understanding between the parties hereto and shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement shall in all respects be governed, construed, applied and enforced in accordance with Rhode Island law, without reference to conflict of laws principles and the parties consent to exclusive jurisdiction of, and agree that sole venue will lie in, the state and federal courts in Rhode Island.  THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed all as of the day and year first above written.

BUYER:	CAROUSEL INDUSTRIES OF NORTH AMERICA, INC.

By:
Its:

SELLER:	JUMA TECHNOLOGY CORP.

By:
Sts: